Exhibit 4

                              MANAGEMENT AGREEMENT

      AGREEMENT made this _____ day of __________, 2005, by and between CMA Multi-State Municipal Series Trust, a trust organized under the laws of Massachusetts (the "Trust"), and Fund Asset Management, L.P., a Delaware corporation (the "Manager");

                              W I T N E S S E T H:
                               - - - - - - - - - -

      WHEREAS, the Trust is engaged in business as a diversified, open-end, management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the Trustees of the Trust are authorized to establish separate series relating to separate portfolios of securities, each of which will offer a separate class of shares; and

      WHEREAS, the Trustees have established and designated the CMA Florida Municipal Money Fund (the "Fund") as a series of the Trust; and

      WHEREAS, the Manager is engaged principally in rendering management and advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"); and

      WHEREAS, the Trust desires to retain the Manager to render investment supervisory and corporate administrative services to the Trust and the Fund in the manner and on the terms hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Manager hereby agree as follows:


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      ARTICLE 1. Duties of the Manager. The Trust hereby employs the Manager to act as the manager of the Trust on behalf of the Fund to manage the investment and reinvestment of the assets of the Fund and administer the affairs of the Trust in respect of the Fund, subject to the supervision of the Trustees of the Trust, for the period and on the terms and conditions set forth in this Agreement. The Manager hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.

      (a) Management Services. In acting as manager to the Trust for the Fund, the Manager shall regularly provide the Trust with such investment research, advice and supervision as the Trust may from time to time consider necessary for the proper supervision of the assets of the Fund, shall furnish continuously an investment program for the Fund and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund may invest, subject always to the restrictions of the Declaration of Trust and By-Laws of the Trust, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the "Prospectus" and "Statement of Additional Information," respectively). The Manager shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action


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and any other rights pertaining to the Fund's portfolio securities shall be exercised. Should the Trustees of the Trust at any time, however, make any definite determination as to investment policy and notify the Manager thereof, the Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Manager shall take, on behalf of the Trust, all actions which it deems necessary to implement the investment policies of the Fund determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by the Trust. In connection with the selection of such brokers or dealers and the placing of such orders, the Manager is directed at all times to seek to obtain for the Fund the most favorable execution and price within the meaning of such terms as determined by the Trustees and set forth in the Prospectus. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and other applicable provisions of law, nothing shall prohibit the Manager from selecting brokers or dealers with which it or the Trust is affiliated.

      (b) Administrative Services. In addition to the performance of management services, the Manager shall perform, or supervise the performance of, administrative services in connection with the management of the Fund. In this connection, the Manager, on behalf of the Trust and the Fund, shall investigate, select and conduct relations with custodians, transfer agents, dividend disbursing agents, other shareholder service agents, accountants, attorneys, brokers and dealers, insurers, banks and other persons necessary to the operations of the Fund.

      ARTICLE 2. Allocation of Charges and Expenses.

      (a) The Manager. The Manager shall pay all compensation of and furnish office


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space and facilities for officers and employees of the Trust in connection with economic research, investment research, trading and investment management of the Fund which it is obligated to perform under the Agreement. The Manager shall also pay the fees of all Trustees of the Trust who are affiliated persons of Merrill Lynch & Co., Inc. or its subsidiaries.

      (b) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust and the Fund (except for the expenses paid by the Distributor), including general administrative expenses of the Trust which are allocated among its separate series on the basis of their respective asset size. The expenses to be paid by the Trust include, without limitation: taxes, expenses for legal and auditing services, costs of printing stock certificates, shareholder reports, prospectuses and statements of additional information, costs of printing proxies and other expenses related to shareholder meetings, charges of the custodian, any subcustodian and transfer agent, expenses of portfolio transactions, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under Federal, state and foreign laws, fees and actual out-of-pocket expenses of Trustees who are not affiliated persons of Merrill Lynch & Co, Inc., accounting and pricing costs (including the daily calculation of the net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and other expenses properly payable by the Trust. It is also understood that the Trust will reimburse the Manager for its costs in providing accounting services to the Trust and the Fund. The Distributor will pay certain of the expenses of the Fund incurred in connection with the continuous offering of shares of beneficial interest in the Fund.

      ARTICLE 3. Compensation of the Manager.

      (a) Management Fee. For the services rendered, the facilities furnished and expenses


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assumed by the Manager, the Trust shall pay to the Manager at the end of each calendar month a fee based upon the average daily value of the net assets of the Fund, as computed in accordance with the description of the determination of net asset value set forth in the Prospectus and Statement of Additional Information. The fee to be paid by the Trust to the Manager shall be at the annual rates of 0.500% of the Fund's average daily net assets not exceeding $500 million; 0.425% of the average daily net assets exceeding $500 million but not exceeding $1 billion; and 0.375% of the average daily net assets exceeding $1 billion, commencing on the day following effectiveness hereof.

      During any period when the determination of net asset value is suspended by the Trustees of the Trust, the value on a per share basis of the net assets of the Fund as of the last business day prior to such suspension shall for this purpose be deemed to be the value on a per share basis of the net assets of the Fund at the close of each succeeding business day until it is again determined.

      (b) Expense Limitations. In the event the operating expenses of the Fund, including the management fee payable to the Manager pursuant to subsection (a) hereof, for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitations applicable to the Fund imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Manager shall reduce its management fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Fund in the amount of such excess; provided, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, distribution fees, brokerage fees and commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the


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Trust on account of the Fund. Whenever the expenses of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the management fee due to the Manager. Should two or more such expense limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Manager's fee shall be applicable.

      ARTICLE 4. Limitation of Liability of the Manager. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with any investment policy or the purchase, sale or redemption of any securities on the recommendation of the Manager. Nothing herein contained shall be construed to protect the Manager against any liability to the Trust or its security holders to which the Manager shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Trust and the Fund, reckless disregard of the Manager's obligations and duties under this Agreement or the violation of any applicable law.

      ARTICLE 5. Activities of the Manager. The services of the Manager under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is understood that Trustees, officers, employees and shareholders of the Trust are or may become interested in the Manager, and directors, officers, employees or shareholders of the Manager are or may become similarly interested in the Trust, and that the Manager is or may become interested in the Trust as shareholder or otherwise.

      ARTICLE 6. Duration and Termination of this Agreement. This Agreement shall


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become effective as of the date first above written and shall remain in force until __________, 2007 and shall continue thereafter only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

      This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or by the Manager, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

      The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

      ARTICLE 7. Amendments of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Trustees of the Trust, or by the vote of a majority of outstanding voting securities of the Fund, and (ii) a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

      ARTICLE 8. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York or any of the provisions herein conflict with the applicable provisions of


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the Investment Company Act, the latter shall control.

      ARTICLE 9. Personal Liability. The Declaration of Trust establishing CMA Multi-State Municipal Series Trust, dated February 6, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of the Trust, "CMA Multi-State Municipal Series Trust," refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of CMA Multi-State Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said CMA Multi-State Municipal Series Trust, but the Trust Property only shall be liable.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                     CMA MULTI-STATE MUNICIPAL
                                                     SERIES TRUST

                                                     By ________________________
                                                              President

ATTEST:

_________________________________
          Secretary

                                                     FUND ASSET MANAGEMENT, L.P.

                                                     By ________________________
                                                            Vice President

ATTEST:

_________________________________
          Secretary


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